Exhibit 99.01

Press Release
www.shire.com

INTUNIV™ - Shire Files Suit against Teva Pharmaceuticals USA, Inc. and Teva Pharmaceutical Industries, Ltd.

Dublin, Ireland and Philadelphia, US – April 23, 2010 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that its subsidiary Shire LLC has filed a lawsuit in the U.S. District Court for the District of Delaware against Teva Pharmaceuticals USA, Inc. and Teva Pharmaceutical Industries, Ltd (collectively “Teva”) for the infringement of U.S. Patent Nos. 6,287,599 (the ’599 patent) and 6,811,794 (the ’794 patent).

The lawsuit results from an Abbreviated New Drug Application (ANDA) filed by Teva for generic versions of 1 mg, 2 mg, 3 mg and 4 mg guanfacine hydrochloride extended release tablets, INTUNIV™, which seeks to market such generic products before the expiration of the ’599 and ’794 patents.  Teva’s ANDA did not challenge, and the lawsuit does not currently assert, the third Orange Book listed patent (U.S. Patent No. 5,854,290, Use of Guanfacine in the Treatment of Behavioral Disorders) which expires in 2015.  The regulatory exclusivity period for INTUNIV™ runs through September 2, 2012.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 781 482 0999
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America, Specialty Pharma)	+1 484 595 8248

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX